UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 23, 2015

VITAE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36617 (Commission File Number)	04-3567753 (IRS Employer Identification No.)

502 West Office Center Drive Fort Washington, PA 19034 (Address of Principal Executive Offices)	19034 (Zip Code)

Registrant’s telephone number, including area code: (215) 461-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On July 27, 2015, Vitae Pharmaceuticals, Inc. (“Vitae”) issued a press release announcing, that Boehringer Ingelheim International GmbH (“BI”) notified Vitae that BI is ending the parties’ Research Collaboration and License Agreement dated June 4, 2009, as amended, (the “Agreement”) for orally-active beta secretase (“BACE”) inhibitors for the treatment and prevention of Alzheimer’s disease and other indications, effective October 21, 2015.  BI provided Vitae written notice to terminate the Agreement on July 23, 2015, for strategic business reasons.

As previously disclosed, under the Agreement, BI had the exclusive, worldwide license to use certain of Vitae’s patents and other intellectual property assets to develop BACE inhibitors, and was responsible for the all of the development, manufacturing and commercialization costs and certain patent costs in connection with the activities carried out under the collaboration.  With the termination of the Agreement, Vitae expects to receive the rights to the BACE program, most notably BI-1147560/ VTP-36951, and which is expected to include, among other rights, certain exclusive rights to develop and commercialize the terminated products for the treatment of Alzheimer’s, diabetes and the other indications covered by the Agreement.

The other Research Collaboration and License Agreement, dated October 2, 2007, by and between BI and Vitae, as amended, pursuant to which BI is responsible for the development and commercialization of 11β HSD1 inhibitors for certain indications, including type 2 diabetes, will remain in effect and will not be effected by the termination of the Agreement.  Boehringer Ingelheim R&D Beteiligungs GmbH, an affiliate of BI, is a holder of more than 5% of Vitae’s outstanding common stock.

A copy of Vitae’s press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference herein.

Item 9.01.                Financial Statements and Exhibits.

(d)              Exhibits

Exhibit No.	Description

99.1	Vitae Pharmaceuticals, Inc. Press Release, dated July 27, 2015.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITAE PHARMACEUTICALS, INC.

Date: July 27, 2015	By:	/s/ Jeffrey S. Hatfield
Jeffrey S. Hatfield
Chief Executive Officer

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